Item 1.01. Entry into a Material Definitive Agreement.

Exhibit 1.1

AMENDMENT TO
LETTER DATED MAY 9, 2005

     This AMENDMENT (the “Amendment”) is to that certain letter dated May 9, 2005 by and among Tejas Incorporated, Jared E. Abbruzzese, Sr., Wayne Barr, Jr. and Capital & Technology Advisors, Inc. (the “Letter”).

     WHEREAS, the parties listed above desire to amend the Letter on the terms and conditions set forth in this Amendment.

     NOW, THEREFORE, the parties agree as follows:

1.     The defined term “Termination Date” shall be redefined to mean July 1, 2005.

2.     The words “June 15, 2005” wherever they appear in the Letter shall be replaced with the words “July 1, 2005.”

3.     Except as expressly amended hereby, the Letter shall remain in full force and effect, and from and after the date of this Amendment, any references to the Letter shall mean the Letter as amended by this Amendment. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. The parties hereto confirm that any facsimile copy of another party’s executed counterpart of this Amendment (or its signature page thereof) will be deemed to be an executed original thereof.

     [INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have entered into this Amendment on June 16, 2005 effective as of June 8, 2005.

TEJAS INCORPORATED

By:	/s/ Kurt J. Rechner

Name:	Kurt J. Rechner
Title:	President & C.O.O.

Capital & Technology Advisors, Inc.

By:	/s/ Wayne Barr, Jr.

Name:	Wayne Barr, Jr.
Title:	President

/s/ Jared E. Abbruzzese, Sr.

Name: Jared E. Abbruzzese, Sr.

/s/ Wayne Barr, Jr.

Name: Wayne Barr, Jr.